Exhibit 10.3

LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is dated MARCH 28, 2022, and is between SIG 106 LLC, a New Jersey limited liability company (“Landlord”), and DBV TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

Landlord is the owner of certain real property located at 106 Allen Road, Basking Ridge, Bernards Township, New Jersey (“Real Property”) and that certain multi-level office building located thereon deemed to contain one hundred thirty-three thousand, six hundred eighty-four (133,684) square feet of rentable office area (“Building”). The Building and the Real Property are collectively referred to as the “Property.”

Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, that certain space on the fourth (4th) floor of the Building identified as Suite 400 and containing an agreed-upon five thousand, seven hundred ninety-nine (5,799) rentable square feet, as depicted on Exhibit A attached hereto and made a part hereof (the “Premises”), for the term and subject to the terms, covenants, agreements, and conditions in this Lease.

The parties therefore agree as follows:

BASIC PROVISIONS

(1) Base Rent: the annual amount payable as set forth in the following table:

Period of the Lease Term:	Annual Base Rent Per RSF:	Annual Base Rent Rate:	Monthly Base Rent Payment:
Lease Months 1 through 12	$25.50	$147,874.50	$12,322.88
Lease Months 13 through 24	$26.00	$150,774.00	$12,564.50
Lease Months 25 through 36	$26.50	$153,673.50	$12,806.13
Lease Months 37 through 38	$27.00	$156,573.00	$13,047.75

(2) Base Rent Credit: a credit against Tenant’s obligation to pay Base Rent in the amount of twenty-four thousand, six hundred forty-five and 76/100 dollars ($24,645.76).

(3) Broker(s): Cushman & Wakefield (representing Landlord), and Jones Lang LaSalle (representing Tenant).

(4) Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays).

(5) Commencement Date: the later of (a) the date on which the Premises are delivered to Tenant in “AS-IS, WHERE-IS” condition, or (b) April 1, 2022.

(6) Electric Charge: the amount of one and 75/100 dollars ($1.75) per rentable square foot of the Premises per year.

(7) Expiration Date: the last day of the thirty-eighth (38th ) Lease Month.

(8) Holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any additional holidays commonly recognized by the U.S. Federal Government.

(9) [intentionally omitted].

(10) Landlord Notice Address: c/o Signature Acquisitions, LLC, Attn: Richard J. Travaglini, 20 Commerce Drive, Suite 140, Cranford, NJ 07016.

(11) Landlord Payment Address: c/o Signature Acquisitions, LLC, 20 Commerce Drive, Suite 140, Cranford, NJ 07016. At Landlord’s option upon at least thirty (30) days’ prior written notice, Tenant shall make all payments by means of electronic transfer of funds.

(12) Lease Month: each calendar month during the Term commencing (a) on the Commencement Date if the Commencement Date falls on the first day of a calendar month, or (b) if the Commencement Date is not the first day of a calendar month, on the first day of the month following the Commencement Date, with the first Lease Month to include the initial partial calendar month in which the Commencement Date occurs.

(13) [intentionally omitted] .

(14) Operating Charges Base Year: calendar year 2022.

(15) Parking Allotment: a ratio, rounded down to the nearest whole number, equal to four (4) parking spaces for every 1,000 rentable square feet of the Premises, which as of the date of this Lease equals twenty-three (23) parking spaces.

(16) Real Estate Taxes Base Year: calendar year 2022.

(17) Security Deposit Amount: the amount of twenty-four thousand, six hundred forty-five and 76/100 dollars ($24,645.76).

(18) Tenant Notice Address:

Prior to Commencement Date:	Sebastien.Robitaille@dbv-technologies.com

On and After Commencement	DBV Technologies
Date:	106 Allen Road, Suite 400
Basking Ridge, Bernards Township, NJ 07920
Attention: Chief Legal Officer
Email: michele.robertson@dbv-technologies.com

With a copy to:	Sebastien.Robitaille@dbv-technologies.com

(19) Tenant’s Proportionate Share: four and 34/100 percent (4.34%) (i.e., a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Premises, and the denominator of which is the number of rentable square feet in the Building).

(20) Term: the period commencing on the Commencement Date and ending on the Expiration Date, consisting of thirty-eight (38) Lease Months.

LEASE TERMS

1. Premises; Term; FF&E.

1.1. Demise. Landlord hereby leases to Tenant, and Tenant leases from Landlord the Premises for the Term. If Landlord is unable to deliver possession of the Premises or any portion thereof on any specified date because of the holding-over or retention of possession of any tenant or other occupant thereof, or for any other reason, except as set forth in Section 1.4, Landlord shall have no liability to Tenant for failure to give possession on said date and the validity of this Lease shall not be impaired under such circumstances. Subject to Landlord’s maintenance obligations set forth in Section 6.2 hereof, upon accepting possession of the Premises, Tenant will conclusively be deemed to have accepted the Premises in its then “AS IS, WHERE IS” condition.

1.2. Certificate Affirming the Commencement Date. Promptly after the Commencement Date is ascertained, Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit E. Failure to execute said certificate shall not affect the Commencement Date or Expiration Date of the Term.

1.3. FF&E. Tenant and Landlord acknowledge and agree that certain items of furniture, fixtures, and equipment owned by Landlord are located within the Premises as of the date of this Lease (such items, the “FF&E”). An inventory list of the FF&E is attached hereto as Exhibit C and made a part hereof. Landlord hereby grants to Tenant a license to use the FF&E during the Te.rm. Tenant acknowledges and agrees that the license granted herein does not grant Tenant any property or ownership rights in the FF&E, and this license is personal to Tenant and may not be assigned by Tenant in whole or in part except in connection with a Permitted Transfer (defined in Section 8.5). Notwithstanding Landlord’s continuing ownership of the FF&E, during the Term the parties shall deem the FF&E to be Tenant’s personal property for all purposes arising from or related to the Lease, and Tenant shall maintain the FF&E in good condition. Tenant represents that it has examined the FF&E and is fully-satisfied with the condition thereof. Tenant shall accept the FF&E on the Commencement Date strictly in its “AS IS, WHERE IS” condition, WITH ALL DEFECTS, including, without limitation, the nature, condition and usability thereof, and will be deemed to have assumed all risk, if any, resulting from any latent defects. Landlord makes no representations or warranties, express or implied, by operation of law or otherwise, with respect to the FF&E, including but not limited representations or warranties as to suitability, merchantability, or fitness for a particular purpose. None of the Rent payable by Tenant hereunder is applicable to the FF&E, and Tenant shall be permitted to use the FF&E at no cost to Tenant. Notwithstanding anything herein to the contrary, if a Default occurs at any time during the Term and the Lease is terminated, the parties shall deem Tenant’s license to use the FF&E irrevocably rescinded, null, and void.

1.4. Anticipated Commencement Date. It is presently anticipated that the Premises will be delivered to Tenant on or about April 1, 2022 (“Anticipated Commencement Date”); provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof. If the Commencement Date does not occur on or before the ninetieth (90th) day after the Anticipated Commencement Date, then, provided no Default exists under this Lease, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by delivering written notice of the exercise of such right to Landlord. Such right of termination may be exercised by Tenant only during the period commencing on the ninety-first (91st) day after the Anticipated Commencement Date and continuing through the tenth (10th) business day thereafter, and if such right is not exercised by Tenant by said tenth (10th) business day, such right shall thereafter lapse and be of no further force or effect. If this Lease is terminated pursuant to this subsection, then neither party shall have any further obligations or liability hereunder to the other party; provided, however, that Landlord shall promptly refund any and all security deposits or advance rent previously deposited by Tenant with Landlord in accordance with the provisions of this Lease. Notwithstanding the foregoing, the Anticipated Commencement Date shall be extended on a day-for-day basis for each day the Commencement Date is delayed as a result of any of the factors or causes described in Section 21.11.

2. Common Areas. Subject to the terms of this Lease, Landlord grants to Tenant, for the benefit of Tenant and its employees, agents, suppliers, guests, and invitees, the non-exclusive right to use during the Term, in common with others entitled to such use, areas and facilities outside the Premises within the Property that are provided and designated by Landlord, from time to time (“Common Areas”). Common Areas include lobbies, plazas, corridors, stairways, bathrooms, lounges, and the parking facilities and the driveways on the Real Property (collectively, the “Parking Facility”). Landlord reserves the right to make alterations to the Common Areas, and to impose reasonable rules and regulations or restrictions governing the use of the Common Areas pursuant to Exhibit D. provided such rules are not inconsistent with the provisions of this Lease. Notwithstanding the foregoing, except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, non-common or non-public areas of any portion of the Building, whether or not any such areas are located within the Premises.

3. Rent.

3.1. Base Rent. From and after the Commencement Date, Tenant shall pay Base Rent in equal monthly installments in advance on the first day of each month during the Term. Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of Base Rent, which amount shall be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Term after application of the Base Rent Credit. If the Commencement Date is not the first day of a month, then the Base Rent from the Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent then-payable, and Tenant shall pay such prorated installment of the Base Rent on the Commencement Date.

3.2. Payment. All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction, or demand (except as may otherwise be expressly provided in this Lease), at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. Base Rent and all other monetary obligations of Tenant to Landlord hereunder, if any, are collectively referred to as “Rent.”

3.3. Operating Charges and Real Estate Taxes. From and after the Commencement Date, Tenant shall pay additional rent pursuant to the terms of Exhibit B attached hereto and made a part hereof.

3.4. Late Payment. If any Rent is not paid to Landlord within five (5) days of its due date, Tenant shall pay to Landlord, as additional Rent, a late charge of eight percent (8%) of the then-late payment. In addition, Tenant shall pay interest on any payments of Rent not received by Landlord when due, as additional Rent, at the rate of 9%, from the date five (5) days after such payment was due until the date full payment (including accrued interest) is received by Landlord. Tenant shall also pay a fee of $150.00 as additional rent for any dishonored check.

3.5. Base Rent Credit and Termination. Landlord shall apply a credit against Tenant’s obligation to pay Base Rent in the amount of the Base Rent Credit on the condition that no Default (defined in Section 15.1) occurs during the Term. Landlord shall apply the Base Rent Credit in two (2) equal installments of $12,322.88 against, respectively, each of the Base Rent payments due for the Lease Months 1 and 2. If a Default occurs, then : (a) Landlord shall cease applying the Base Rent Credit to the extent unapplied, and (b) Landlord and Tenant shall deem any unamortized portion of the Base Rent Credit null and void and Tenant shall immediately pay to Landlord, without further notice or demand, as additional Rent, an amount equal to unamortized Base Rent Credit at the time of such Default.

4. Permitted Use. Tenant shall use and occupy the Premises for general office use and any other use allowed by law and consistent with the first-class image of the Building (the “Permitted Use”), and for no other use or purpose. Tenant shall use the Premises in a careful, safe, and lawful manner, and shall not use the Premises in such a manner as to cause loss, waste or destruction thereto, reasonable wear and tear and casualty damage excepted. Tenant shall comply with all laws concerning the use, occupancy, and condition of the Premises, and all machinery, equipment, furnishings, fixtures, and improvements therein, all in a timely manner at Tenant’s sole expense. If any law requires a use permit or license for the operation of Tenant’s business conducted therein, then Tenant shall obtain and keep current such use permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord following Landlord’s written request therefor. Following the Commencement Date, Landlord shall obtain from the local municipality any certificate of occupancy or use permit which may be required for Tenant’s lawful use of the Premises.

5. Utilities and Services.

5.1. From and after the Commencement Date, Landlord will provide to the Premises: air-conditioning and heating during Building Hours as required in Landlord’s reasonable judgment based upon the applicable season; janitorial service after 5:30 p.m. on Monday through Friday only (excluding Holidays); electric power from the utility provider sufficient for customary lighting purposes and normal office use; standard hot and cold water in Building bathrooms and chilled water in Building drinking fountains; elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency); and landscaping and snow removal during the seasons they are required. If Tenant requires air-conditioning or heat beyond the Building Hours, then Landlord will furnish the same provided Tenant gives Landlord advance notice of such requirement (by 3:00 p.m. of the same day for extra service needed Monday through Friday, and by 3:00 p.m. on Friday for extra service needed on Saturday or Sunday) (which notice may be provided by telephone). Tenant shall pay for such extra service at the rate of $85.00 per hour per zone. To the extent Tenant provides or contracts for any services relating to any Building structure or system or any service or utility being provided by Landlord to the Premises directly from the supplier (which Tenant shall not be permitted to do without Landlord’s prior written consent, which consent shall not be unreasonably withheld conditioned or delayed), Tenant shall enter into and maintain a service contract therefor with a contractor licensed to do business in the jurisdiction in which the Building is located and otherwise approved by Landlord. Tenant shall have access to the Building twenty-four (24) hours per day each day of the year (except in the event of an emergency). Landlord shall provide a card key (or similar type of) access system to provide access to the Building at all times. A reasonable number of access cards or other means of access shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant for replacement cards). Such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. Tenant shall not permit anyone, except for Tenant’s employees, permitted subtenants and assigns and authorized guests, agents or invitees, to enter the Building at times other than the Building Hours. All persons entering or exiting the Building at times other than the Building Hours shall, at Landlord’s discretion, be required to sign in and out.

5.2. Tenant shall pay the Electric Charge to Landlord, as additional Rent, in advance of or on the first day of each month during the Term. Landlord shall not be required to furnish, and Tenant shall not install a connected load (including all of Tenant’s equipment and systems, but excluding the Building systems) or otherwise draw, in excess of six (6) watts per rentable square foot of Premises; and, in any event, Tenant’s use of electric energy shall never exceed the capacity of the then existing feeders, risers or wiring installations serving the Premises. If any tax is imposed upon Landlord’s receipts from the sale or resale of electric energy to Tenant (directly or indirectly through a general tax on such receipts) by any federal, state or municipal authority, then Tenant shall pay, or reimburse Landlord, such taxes (or its share thereof) in addition to the other charges for electricity described in this Section 5. Tenant will at all times comply with all reasonable rules and regulations of the utility company that are provided to Tenant by Landlord in writing, to the extent the same are applicable to Tenant’s use of electric energy in the Premises. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (a) the supply of electric energy to the Premises is temporarily interrupted, or (b) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements.

5.3. Notwithstanding the provisions of Section 5.2, Landlord, at Landlord’s expense, may, at any time during the Term, install and maintain one or more electrical submeters to measure Tenant’s demand and consumption with respect to the electricity furnished by Landlord (such submeter(s) being herein called “Tenant’s Submeter”). In the event Tenant’s Submeter is so installed, then from and after the date of such installation Tenant, throughout the remainder of the Term, in lieu of the charges described in Section 5.2 above, shall pay Landlord for such electricity as measured by Tenant’s Submeter as follows: Tenant, for any billing period, shall pay Landlord an amount determined by applying (i) Tenant’s electrical demand (measured in KWs) and consumption (measured in KWHRs) for such period, as measured by Tenant’s Submeter, to (ii) the rate schedule (inclusive of all taxes, surcharges and other charges payable thereunder or in connection therewith) of the utility company serving the Building (herein called the “Utility Company”) which would then be applicable to Tenant if it purchased electricity directly from the Utility Company for such period. Tenant shall pay the amount due for any billing period within thirty (30) days after being billed therefor, which bills Landlord may render from time to time (but no more frequently than monthly). Tenant shall also pay to Landlord an amount equal to the actual costs incurred by Landlord to a meter company or otherwise in respect of having Tenant’s Submeter read and having bills prepared and delivered based upon such readings.

5.4. Tenant shall arrange for the provision of internet and telephone service to the Premises, as Tenant deems necessary in its discretion.

6. Maintenance.

6.1. Tenant’s Maintenance Obligations. Subject to Landlord’s maintenance obligations set forth in Section 6.2, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance, in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all applicable laws and the requirements of this Lease. Tenant shall likewise maintain all fixtures, furnishings and equipment located in and exclusively serving the Premises and make all required repairs and replacements thereto. Tenant shall also maintain, repair and replace, at Tenant’s sole cost and expense, the Tenant Items, if any, and shall keep in force customary maintenance and service contracts therefor. “Tenant Items” means all non-Building standard supplemental heating, ventilation and air conditioning equipment and systems serving exclusively the Premises and any special tenant areas, facilities and finishes, any special fire protection equipment installed by Tenant, any telecommunications, security, data, computer and similar equipment, cabling and wiring, kitchen/galley equipment and fixtures, all other furniture, furnishings, equipment and systems of Tenant and all Alterations, if any. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Premises or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Term, surrender the Premises in an order and condition equal to or better than that on the Commencement Date, except for ordinary wear and tear and as otherwise provided in Section 13. Except as otherwise provided in Section 13, all injury, breakage and damage to the Premises and to any other part of the Building or the Real Property caused by any negligent or willful act or omission of Tenant or any agent of Tenant, shall be repaired by Tenant at Tenant’s expense. If either an emergency condition exists or the Term has expired or Tenant fails to commence and diligently prosecute to completion repa ir of any such injury, breakage or damage within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord, at Tenant’s expense, shall provide and install replacement lighting, tubes, lamps, bulbs and ballasts for Building standard light fixtures.

6.2. Landlord’s Maintenance Obligations. Landlord, at Landlord’s cost (subject to reimbursement pursuant to Exhibit B, if and to the extent permitted thereby), shall keep clean and in good operating condition the Common Areas, the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof, and the Building-standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building as a whole. Notwithstanding any of the foregoing to the contrary, Landlord shall have no obligation to make any repairs whatsoever brought about by any act or omission of Tenant.

7. Alterations.

7.1. Except for Minor Alterations (as that term is defined herein), Tenant shall not make or permit anyone to make any structural or other alterations, decorations, additions, installations, demolitions, improvements or other changes (“Alterations”) in or to the Premises or the Building without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to (1) any Alteration that will or may necessitate any changes, replacements or additions to the load-bearing or exterior walls, non-drop ceilings, partitions (load-bearing or non-demising), columns or floor, or to the fire protection, water, sewer, electrical, mechanical, plumbing, HVAC or other base building systems, of the Premises or the Building (“Structural and System Alterations”), and (2) any Alterations which are visible from the exterior of the Premises; and which consent shall not be unreasonably withheld, conditioned, or delayed with respect to all other Alterations. Notwithstanding the forgoing, provided Tenant delivers reasonable prior notice to landlord, landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures, installing carpeting and installing trade fixtures; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; (d) does not require a permit; and (e) does not exceed $100,000 in hard construction costs. All Alterations made by Tenant shall be made: (i) in a good, workmanlike, and prompt manner (subject to Force Majeure delays); (ii) using new or comparable materials only; (iii) by a contractor reasonably approved in writing by Landlord; (iv) on days and at times reasonably approved in writing by Landlord; (v) under the supervision of an architect reasonably approved in writing by Landlord, if applicable; (vi) in accordance with plans and specifications reasonably acceptable to landlord; and (vii) in accordance with all applicable laws. Tenant acknowledges that, except with respect to the landlord Work and landlord’s continuing maintenance obligations set forth in this lease, any Alterations are accomplished for Tenant’s account, landlord having no obligation or responsibility in respect thereof. landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute landlord’s representation that such approved plans, drawings, changes or Alterations comply with applicable laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building, or any areas outside of the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive). In connection with any Alteration other than a Minor Alteration, Landlord shall be paid a construction supervision fee in an amount equal to three percent (3%) of the total cost of such Alteration, and Tenant shall also reimburse Landlord upon demand for Landlord’s reasonable out-of-pocket costs and expenses for reviewing the plans and specifications therefor. After the completion of an Alteration, and following written request from Landlord, Tenant at its expense shall promptly deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD drawings showing such Alteration in place.

7.2. If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then Landlord shall have the right, at Tenant’s expense, to so remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Term; provided, however, that (i) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (ii) Tenant shall remove at its expense all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring) in the Premises or the Building which Landlord designates in writing for removal at the time Tenant requests Landlord’s consent to make such Alteration. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, all reasonable and actual costs (including a construction supervision fee in the amount set forth in Section 7.1) incurred by Landlord in effectuating such return.

7.3. Landlord, at its expense, using Building-standard materials and colors selected by Tenant, shall paint the interior walls and install new carpet in the Premises (the “Landlord Work”). Landlord is under no obligation to make any Alterations in or to the Premises or the Building except for the Landlord Work and as may be otherwise expressly provided in this Lease. Landlord shall use commercially reasonable efforts to complete Landlord’s Work as soon as possible after the Commencement Date. Tenant shall fully and promptly cooperate with Landlord and Landlord’s contractor in order to ensure timely selection of any specifications required for Landlord’s Work. Landlord shall perform Landlord’s Work only once, it being understood that Landlord’s obligation to perform Landlord’s Work is a single, non-recurring obligation. Tenant acknowledges and agrees that, in connection with the performance of Landlord’s Work, Landlord will have access through and across the Premises, and the performance of Landlord’s Work may temporarily and negatively impact Tenant’s use of the Premises. Landlord shall use reasonable construction practices in an effort to minimize any disruption of Tenant’s business operations during the performance of Landlord’s Work, but Landlord shall not be required to incur any extra costs with respect thereto, such as overtime and/or evening or weekend work. Tenant shall not make any claim, and is not entitled to any abatement or reduction of rent, by reason of any interruption caused by the performance of Landlord’s Work.

8. Assignment and Subletting.

8.1. Subject to the terms of Section 8.5 below, Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion (subject to the remainder of this Section 8). Notwithstanding the foregoing, provided no Default exists, and subject to Landlord’s rights and Tenant’s obligations pursuant to this Section, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first-class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with Section 4, or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) [intentionally omitted]; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vii) the holders of any mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty-five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent where required, Tenant shall give to Landlord a notice containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting, or other transaction (including a copy of the proposed document for same); the proposed sublease commencement date; the proposed sublet space; financial statements for the prior two (2) years certified by an authorized officer of the proposed assignee, subtenant, or other party, or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.

8.2. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this

Section 8, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall pay to Landlord an administrative fee equal to one thousand five hundred and No/100 dollars ($1,500.00) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, not to exceed an aggregate amount of five thousand and No/100 dollars ($5,000.00) (including the administrative fee), and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto, within ten (10) days after execution thereof.

8.3. Subject to the terms of Section 8.5 below, if the proposed term with respect to a proposed sublet space is either: (a) longer than seventy-five percent (75%) of the then remaining Term, or (b) to extend (including any renewal or extension options) beyond the first (1st) day of the twelfth (12th) calendar month before the then scheduled expiration of the Term; or (c) if the proposed sublet space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than seventy-five percent (75%) of the total number of rentable square feet in the Premises, then, in either such event, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the proposed sublet space by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s written notice requesting Landlord’s consent. If the proposed sublet space does not constitute the entire Premises and Landlord so terminates, then: (i) Tenant shall tender the proposed sublet space to Landlord on the proposed sublease commencement date and such space shall thereafter be deleted from the Premises, and (ii) as to that portion of the Premises which is not part of the proposed sublet space, this Lease shall remain in full force and effect except that Base Rent and additional rent shall be reduced pro rata . The cost of any construction required to permit the operation of the proposed sublet space separate from the balance of the Premises shall be paid by Tenant as additional Rent. If the proposed sublet space constitutes the entire Premises and Landlord so terminates, then Tenant shall tender the proposed sublet space to Landlord, and this Lease shall terminate on the proposed sublease commencement date.

8.4. If any sublease or assignment provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of: (a) the rent and other charges due under this Lease, plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or “downtime”) reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof) (the “Sublease Profit” or “Assignment Profit”, as applicable), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such Sublease or Assignment Profit, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional Rent, except that the terms of this sentence shall not apply to any Permitted Transfer pursuant to Section 8.5 below. As used in the foregoing sentence, “reasonable out-of-pocket expenses” means (i) in the event of a sale (or contribution) of Tenant’s personal property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, (ii) the reasonable out of pocket costs and expenses of Tenant in making such sublease or assignment, such as brokers’ fees, attorneys’ fees, and advertising fees paid to unrelated third parties (iii) any payments required to be made by Tenant in connection with the assignment of its interest in this Lease pursuant to any real property transfer taxes or applicable laws, (iv) any sums paid by Tenant to Landlord pursuant to Section 8.2, (v) the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment, including the cost of any construction set forth in Section 8.3; (vi) the unamortized or undepreciated cost of any Tenant’s property leased to and used by such assignee, and (viii) the then unamortized or undepreciated cost of any Alterations determined on the basis of Tenant’s federal income tax returns. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to request, and Tenant shall provide, Tenant’s books and records relating to the calculation of any Sublease Profit.

8.5. Notwithstanding anything contained in this Section 8 to the contrary, provided no Default exists hereunder, Tenant may, upon not more than ten (10) days’ written prior notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 8.1, 8.2, 8.3, and 8.4, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises (each a “ Permitted Transfer”) to: (a) a corporation or other business entity (a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets or stock of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor of at least $25,000,000.00 or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with this Lease; or (b) a corporation or other business entity (a “related corporation”) which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of at least $25,000,000.00 or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with this Lease. For purposes of clause (b) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all Rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of a successor corporation or a related corporation for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Section 8 then such subtenant or assignee shall conclusively be deemed not to be a successor corporation or a related corporation and subject to all such restrictions.

9. Parking. During the Term, Tenant shall have the right to use the Parking Facility for the parking of standard-sized passenger automobiles, such use to be on a non-exclusive and unreserved basis with other tenants of the Building, upon the rules and regulations implemented in compliance with Section 11; provided, however, that Tenant shall not at any time simultaneously utilize more spaces than Tenant’s Parking Allotment. Landlord reserves the right in its absolute discretion to determine whether the Parking Facility is becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants; provided, however, no such allocation shall reduce the parking spaces Tenant is entitled to use to below Tenant’s Parking Allotment. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. Tenant shall not use parking areas for the servicing or overnight storage of vehicles. Except in connection with an assignment of this Lease or sublet of the Premises, Tenant shall not assign, sublet or transfer any rights with respect to the Parking Facility. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility. Landlord reserves the right to close the Parking Facility during periods of unusually inclement weather or for repairs, provided Landlord shall use commercially reasonably efforts to minimize any such closures and to provide substitute parking. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any law imposed after the Commencement Date.

10. Security Deposit. Simultaneously with Tenant’s execution of this Agreement, Tenant shall deposit with Landlord a sum equal to the Security Deposit Amount as a security deposit for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account, and Tenant shall not be entitled to interest on the security deposit. Within ninety (90) days of the end of the Term or earlier termination of this Lease, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations under this Lease or to satisfy a Default, pursuant to the terms of this Lease. If there shall be any Default under this Lease, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any Rent or any other sum applicable to such Default, or any amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred by reason of such Default.

11. Rules. Tenant shall at all times abide by and observe the rules specified in Exhibit D. Tenant shall also abide by and observe any other rule that Landlord may reasonably promulgate from time to time for the operation and maintenance of the Building, provided that written notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees, provided Landlord shall not enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

12. Indemnity and Insurance.

12.1. Tenant’s Insurance. Tenant shall maintain during the Term commercial general liability insurance, with limits of not less than one million dollars ($1,000,000) per occurrence, three million dollars ($3,000,000) general aggregate (on a per location basis) for personal injury, bodily injury or death, or property damage or destruction for any one occurrence. Landlord shall be covered under each policy as an additional insured as it pertains to the commercial general liability. Tenant shall also maintain during the Term worker compensation insurance as required by statute, and primary, noncontributory, “all-risk” property damage insurance covering Tenant’s personal property, business records, fixtures, and equipment, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion, business interruption, and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts). Landlord reserves the right from time to time to reasonably require higher minimum limits or different types of insurance. Tenant shall deliver to Landlord an ACORD certificate or its equivalent with respect to all liability and personal property insurance on or before the date Tenant takes possession of the Premises and at least annually thereafter. Tenant shall deliver to Landlord upon request copies of all required insurance policies, including endorsements and declarations.

12.2. Waiver of Subrogation. Every insurance policy carried by either Tenant or Landlord shall include provisions denying to the insurer subrogation rights against the other party. Each party hereby waives any and all rights of recovery against the other for loss or damage occurring to the Premises, or to any property contained therein or elsewhere on the Property, regardless of the cause of such loss or damage to the extent that the loss or damage is or could be covered by insurance (without regard to any deductible provision in any policy). This Section 12.2 shall not apply to (a) any claim for willful misconduct or intentional acts that are not covered by the required insurance or to the deductible portion of any insured loss sustained by Landlord; (b) claims for damages of less than $1,000; and (c) claims for personal injury or wrongful death.

12.3. Indemnity. Tenant shall defend with counsel reasonably approved by Landlord (and any counsel selected by Tenant’s insurer is deemed approved by Landlord), indemnify, and hold harmless and provide a waiver of subrogation and all rights of recovery in favor of, the Landlord, managing agent, all employees, officers, directors, partners, members, managers and shareholders of Landlord, Landlord’s property manager, and any other party having an interest therein from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, judgments or penalties of any nature (collectively, “Claims”) arising from or with respect to (a) any injury to or death of any person or damage to or loss of property in, on or about the Premises, to the extent caused by Tenant’s negligent act or omission, or (b) any construction or other work by Tenant on or about the Premises. Notwithstanding the foregoing, Tenant’s indemnity obligation contained herein shall not apply to the extent of any Claim arising out of Landlord’s negligence or willful misconduct or covered under any insurance policy required to be maintained by Landlord pursuant to Section 12.1.

12.4. Non-Liability. Landlord shall not be liable to Tenant or any other person or entity for any damage, injury, loss, or claim based on or arising out of any cause whatsoever, including the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant, or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any agent of Tenant in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Section, the term “Building” shall be deemed to include the Real Property. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by the negligence or willful misconduct of Landlord or Landlord’s representatives to the extent such injury is not covered by insurance either carried by Tenant (or such person) or required by this Lease to be carried by Tenant.

12.5. Consequential Damages Waiver. Except to the extent arising from a Tenant holdover in the Premises, neither party nor any party’s representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them), shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

12.6. Landlord’s Insurance. During the Term, Landlord will keep in force the following coverage: (i) Commercial general liability insurance; (ii) Causes of loss – special form commercial property insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Building (excluding Alterations made by Tenant in the Premises); (iii) Boiler and machinery or equipment breakdown insurance; and (iv) Other insurance that Landlord elects to maintain.

13. Casualty and Condemnation.

13.1. Casualty. If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then Landlord shall repair and restore the Premises and the Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s reasonable judgment such repair and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Section 13.1, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Term. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the gross negligence or willful misconduct of Tenant, then Tenant shall not be entitled to any such rent reduction, and (y) if Tenant fails to promptly pay over to Landlord insurance proceeds when received from Tenant’s insurance any such rent abatement shall end on the date when Landlord would have been able to substantially complete repair and restoration of the Premises had Tenant timely paid Landlord such insurance proceeds. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction, (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any tenant improvements installed in the Premises (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay the full cost of such repair and restoration, (2) the holder of any mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) the damage to the Building exceeds thirty-five percent (35%) of the replacement value of the Building.

13.2. Condemnation. In the event of any condemnation of all or any portion of the Premises, this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If as a result of a partial condemnation of the Building or Premises, Tenant, in its reasonable discretion, is unable to use the Premises for the purposes intended hereunder, Tenant may, at Tenant’s option, to be exercised in writing within fifteen (15) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within fifteen (15) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. Any such notice of termination shall cause this Lease to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of this Lease and the parties shall make an appropriate adjustment as of such termination date with respect to payments due to the other under this Agreement. All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or any condemning authority for any portion of any award, damages, or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements, or severance damages.

14. Holding Over. Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, and that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Term, then, during the first month of Tenant’s holdover, the Base Rent payable by Tenant hereunder shall be increased to equal one hundred fifty percent (150%) of the Base Rent payable under this Lease during the last month of the Term. After such initial month of holdover by Tenant, the Base Rent payable by Tenant hereunder shall be increased to equal two hundred percent (200%) of the Base Rent payable under this Lease during the last month of the Term. Such Base Rent and all additional Rent shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.

15. Defaults by Tenant; Remedies.

15.1. Each of the following constitutes a default (“Default”): (a) Tenant’s failure to make when due any payment of the Base Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after Landlord sends Tenant written notice thereof; (b) Tenant’s failure to perform or observe any other covenant or condition of this Lease, which failure shall continue for a period of thirty (30) days after Landlord sends Tenant written notice thereof, provided, however, that if the continuance of failure to perform or observe for the period required for cure will not (i) subject Landlord or any mortgagee to prosecution for a crime or any other fine or charge, (ii) subject the Premises or any part thereof or the Property or any part thereof, to being condemned or vacated, (iii) subject the Building or Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (iv) result in the foreclosure of any mortgage, and such the cure for which cannot reasonably be effected within such thirty (30) day period, and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then, except in the event of an emergency, Tenant shall have such additional time (not to exceed ninety (90) days in total) as is reasonably necessary to effect such cure; (c) bankruptcy which is not discharged within thirty (30) days of filing; or (d) Tenant’s failure to pay any sum or perform or observe any covenant or condition of this Lease when required under this Lease (without regard to any grace period otherwise allowed) more than twice during any twelve month period during the Term.

15.2. In addition to any other remedies available at law or equity, if a Default remains uncured after the applicable notice and cure period provided in Section 15.1, Landlord may, upon five (5) days’ prior written notice to Tenant pursue any of the following: (a) terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall surrender possession to Landlord; (b) enter and take possession of the Premises, and remove Tenant, with or without having terminated the Lease; or (c) alter locks and other security devices at the Premises, as permitted by applicable law.

15.3. If Landlord terminates this Lease or ends Tenant’s right to possess the Premises due to a Default, Landlord may hold Tenant liable for Rent, and other indebtedness accrued to the Expiration Date. Tenant shall also be liable for the Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term or by taking other mitigation measures. If Tenant is in Default and has vacated the Premises, and if Landlord has terminated this Lease as a result of such Default, then Landlord shall thereafter use reasonable efforts to relet the Premises; provided, however, that Tenant understands and agrees that Landlord’s main priority will be the leasing of other space in the Building and the reletting of the Premises will be of lower priority.

15.4. All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

16. Environmental. Tenant shall not allow, cause, or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Premises in violation of applicable Environmental Law, except cleaning supplies, copier toner or other similar type products commonly found in commercial office space. “Hazardous Materials” means (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (c) toxic mold, mildew or any substance that reasonably can be expected to give rise to toxic mold or mildew, or (d) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Premises. At the expiration or earlier termination of this Lease, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any agent of Tenant, Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. “Environmental Law” means any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Material (including CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety). Tenant shall promptly deliver to Landlord copies of any notices or other items received from or submitted to any governmental or quasi-governmental agency, or any claim instituted or threatened by any third party, concerning the Premises, Tenant’s occupancy or use thereof, or the existence or potential existence of Hazardous Materials therein. Upon any violation of an Environmental Law, or any release, spill or discharge of a Hazardous Material on or from the Premises, or any environmental condition requiring responsive action (provided none of the foregoing is caused by Landlord’s negligence or willful misconduct), in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to enter the Premises following reasonable notice thereof to Tenant, to supervise and approve any actions taken by Tenant to address same, and, if Tenant fails to promptly address same in accordance with this Lease, to perform, with respect to conditions existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any agent of Tenant, at Tenant’s sole cost and expense, any lawful action necessary to address same. Landlord represents that, as of the date of this Lease, (i) Landlord has not received any notices of any violations of Environmental Laws concerning the Premises, and (ii) to the best of Landlord’s actual knowledge, there has been no discharge of Hazardous Materials in, on, under or at the Premises and no Hazardous Materials, including but not limited to asbestos, currently exist or have previously existed in, on, under or at the Premises in violation of Environmental Laws.

17. Quiet Enjoyment. Landlord hereby covenants and agrees that Tenant, upon paying the Rent and keeping the covenants of this Lease, shall have the right to lawfully and quietly hold and occupy the Premises and enjoy the Premises during the Term without any interference, ejection or molestation.

18. Signs. Landlord shall list, at Landlord’s expense, the name of Tenant in the Building directory and will provide a Building-standard sign on or adjacent to one (1) suite entry door. Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering, or notice of any kind on any part of the exterior or interior of the Building outside the Premises (including windows and doors), or on any part of the interior of the Premises which can be seen from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

19. Subordination.

19.1. Subordination. This Lease shall be subordinate to any ground lease, mortgage, deed of trust or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee or ground lessor shall elect to have this Lease be prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. This section is self-operating, provided, that Tenant agrees to promptly execute any document, in form reasonably acceptable to Tenant, necessary to effectuate the foregoing subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease.

19.2. Attornment. If the holder of any ground lease, mortgage, deed of trust or security described above (or its successor-in-interest), enforces its remedies provided by law or under the pertinent mortgage, deed of trust or security instrument and succeeds to Landlord’s interest in the Leased Premises, Tenant agrees, upon written request of any such holder or any purchaser at foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such holder or purchaser shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant does not default and fail to cure within the time(s) permitted hereunder).

20. Prohibition of Liens. Tenant shall not suffer, create, or permit any mechanics’ liens or other liens to be filed against the Property or against Tenant’s leasehold interest, by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Tenant or anyone holding the Premises or any part thereof through or under Tenant. If such a lien is filed, then Tenant shall, within ten (10) after receiving written notice from Landlord, shall cause such lien to be bonded or discharged.

21. Miscellaneous.

21.1. Brokers. Landlord represents to Tenant, and Tenant represents to Landlord, that no broker or finder has been engaged by it, respectively, in connection with this Lease, other than the Brokers. In the event of a claim for broker’s or finder’s fee or commissions in connection with this Lease, then Landlord shall indemnify, defend and hold harmless Tenant from the same if it shall be based upon any statement or agreement alleged to have been made by Landlord, and Tenant shall indemnify, defend and hold harmless Landlord from the same if it shall be based upon any statement or agreement alleged to have been made by Tenant. Landlord shall pay any and all commissions owed to the Brokers pursuant to a separate written agreement.

21.2. Statement. At any time and from time to time, upon not less than ten (10) days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement in a form reasonably acceptable to Tenant (or shall provide to Landlord Tenant’s comments to the form of statement provided by Landlord) certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the Rent and any other charges have been paid; (c) to Tenant’s knowledge, whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all mortgages encumbering the Premises; (f) that Tenant has accepted the Premises; and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by Landlord, any prospective purchaser of the Premises, or any holder or prospective holder of a mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements.

21.3. Successors. All rights, remedies and liabilities herein recorded or imposed upon either of the parties hereto shall extend to their heirs, executors, administrators, successors and assigns.

21.4. Severability. If any term or provision of this Lease or any amendments hereto shall be found to be invalid or unenforceable to any extent, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

21.5. Incorporation. This Lease, upon full execution, supersedes and revokes any and all previous leases governing the Premises, lease negotiations, arrangements, letters of intent, offers to lease, lease proposals or drafts, brochures, representations, and information conveyed, whether oral or written, between the parties hereto or their respective representatives or any other person purported to represent Landlord or Tenant.

21.6. Notices. All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in the Basic Provisions; (b) if to Tenant, at the Tenant Notice Address specified in the Basic Provisions. Notice is not effectively transmitted by facsimile, email, or other electronic transmission. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s desire to remedy, and (ii) holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

21.7. Interpretation. Section headings shall not be used in interpreting this Lease. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Lease. As such, the terms of this Lease shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Lease, or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Lease shall be deemed to refer to the Exhibits and Sections in this Lease.

21.8. Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles.

21.9. Attorneys’ Fees. If on account of any default by Tenant of its obligations under this Lease it becomes necessary or appropriate for Landlord to employ attorneys or other persons to enforce any of Landlord’s rights or remedies hereunder, Tenant shall pay upon demand all fees of such attorneys and other persons and all other costs of any kind so incurred.

21.10. Representations. Landlord and Tenant each represent to each other that the person(s) executing and delivering this Lease on their behalf are duly authorized to so act; that Landlord and Tenant are duly organized, are in good standing under the laws of the state of its organization and the laws of the State of New Jersey, and have the power and authority to enter into this Lease; that Landlord and Tenant are not, and the entities or individuals constituting Landlord and Tenant or which may own or control Landlord or Tenant, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Landlord and Tenant are not engaging in this transaction on behalf of any such individual or entity; that Landlord and Tenant are not in violation of any anti-money laundering Law; and that all action required to authorize Landlord and Tenant and such person to enter into this Lease have been duly taken.

21.11. Force Majeure. If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay Rent under this Lease, any obligation with respect to insurance, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, order of governmental authority, pandemic, epidemic, virus, disease, or other public health emergency, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (collectively, “Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention; provided, however, that no such force majeure event shall excuse the timely payment of all items of Rent by Tenant. Financial disability or hardship shall never constitute a Force Majeure event.

21.12. Relocation. Landlord shall have the right to change the location and configuration of the Premises no more than once during the Term and subject to the following terms and conditions: (a) Landlord shall provide Tenant not less than sixty (60) days’ advance written notice of the date Tenant must vacate the Premises; (b) Landlord shall provide Tenant with substitute space of similar nature, size, functionality, and quality as the Premises elsewhere in the Building or in a building within one (1) mile of the Building which is owned by Landlord or one of its affiliates (the “Substitute Premises”); (c) Landlord shall at Landlord’s expense (1) remove Tenant’s equipment, furniture and personal property from the Premises and reinstall or relocate those items, as applicable, in the Substitute Premises, (2) redecorate the Substitute Premises in a manner substantially similar to the manner in which the Premises were decorated, and (3) pay reasonable costs associated with any replacement letterhead, and (d) such relocation may not occur within the last six (6) months of the Term. Within thirty (30) days after the date Landlord submits an amendment of this Lease indicating the location and configuration of the Substitute Premises, Tenant shall execute such amendment; provided, however, if the Substitute Premises is larger than the Premises, neither Rent nor Tenant’s Proportionate Share shall be increased.

21.13. Entry. Upon at least 24 hours’ prior written notice to Tenant (except in the case of an emergency, when no notice shall be required), Tenant shall permit Landlord, its agents and representatives, and the holder of any mortgage, to enter the Premises, without charge therefor and without diminution of the Rent payable by Tenant, in order to examine, inspect or protect the Premises and the Building, to make such alterations and/or repairs as in the sole but reasonable judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants (during the last twelve (12) months of the Term), lenders, purchasers and others.

21.14. Financial Statement. At any time during the Term, but no more than once during any calendar year, Tenant shall provide landlord with the most current financial statement for Tenant, and financial statements for the two (2) years prior to the current financial statement year. Such statements are to be certified by Tenant to be true, correct and complete, prepared in accordance with generally accepted accounting principles and, if it is the normal practice of Tenant, audited by any independent certified public accountant. landlord and any party would be provided with a copy of such financial statements shall execute Tenant’s required confidentiality agreement and Tenant shall deliver such financial statements within five (5) business days following receipt of such confidentiality agreement.

21.15. Electronic Signatures. The parties agree that this lease may be transmitted between them by email, and intend that electronic signatures (such as, without limitation, DocuSign signatures or scanned signatures in .pdf format) constitute original signatures, and that an electronic Lease containing the signatures (original or scanned) of all the parties is binding on the parties.

21.16. Entire Agreement. It is understood and agreed by the parties hereto that this Lease represents the entire agreement of the parties with respect to the subject matter of the lease and that any additions, variations or modifications to this Lease shall be void and ineffective unless in writing signed by the parties hereto and made a part hereof.

22. Renewal Option.

22.1. Landlord hereby grants to Tenant an option to extend the Term for one (1) period of five (5) years (a “Renewal Term”) upon the following conditions: (i) Tenant has not previously sublet any part or all of the Premises or assigned this lease; (ii) Tenant has delivered to Landlord written notice of its intention to exercise the option (“Renewal Notice”) not less than two hundred seventy (270) days prior to the expiration of the Term of the lease; and (iii) all lease terms for the Renewal Term shall be the same as in the lease, except that Tenant shall pay Base Rent for the Renewal Term in an amount equal to the greater of either: (A) the Base Rent applicable to the last month of the then-expiring term, or (B) 95% of the Fair Market Rent (defined herein) determined as of the date of Tenant’s Renewal Notice; it being the intention of the parties that, notwithstanding the Fair Market Rent, Tenant will in no event pay an amount less than the Base Rent applicable to the last month of the then-expiring term.

22.2. In addition to the conditions set forth in Section 22.1, Tenant’s right to exercise its option for a Renewal Term shall be suspended at the election of Landlord during any period in which a Default has occurred and is continuing, but the period of time within which such option may be exercised shall not be extended. Notwithstanding Tenant’s due and timely exercise of its option, if, after such exercise and prior to the commencement of the Renewal Term, a Default occurs and is continuing, then landlord shall have the right in its sole and absolute discretion to cancel Tenant’s exercise of the option by delivery of written notice to Tenant prior to commencement of the applicable Renewal Term.

22.3. In the event Tenant exercises its option for a Renewal Term pursuant to the terms of this Section 22, landlord and Tenant shall determine the Fair Market Rent for the Premises during the Renewal Term as follows:

(i)	Within twenty (20) calendar days after Landlord receives the Renewal Notice, Landlord shall deliv!;!r to Tenant a notice of the proposed Base Rent for the Renewal Term (“Landlord’s Rent Notice” ).

(ii)

Within twenty (20) calendar days after receipt of Landlord’s Rent Notice, Tenant may, at its option, deliver to Landlord a notice of Tenant’s proposed Base Rent for the Renewal Term (“Tenant’s Rent Notice”). Landlord shall deem receipt of Tenant’s Rent Notice a rejection of Landlord’s Rent Notice. If Landlord does not receive Tenant’s Rent Notice within the aforementioned twenty (20) calendar days, then the parties shall deem the Base Rent set out in Landlord’s Rent Notice accepted by both parties as the Fair Market Rent for the Premises.

(iii)

Within fifteen (15) calendar days after receipt of Tenant’s Rent Notice, Landlord shall deliver to Tenant a notice of its acceptance or rejection of Tenant’s proposed Base Rent. If Landlord does not deliver notice of its acceptance or rejection of the Tenant’s proposed Base Rent within the aforementioned thirty (30) days, then Tenant’s proposed Base Rent shall be deemed rejected by Landlord.

(iv)

If Landlord rejects Tenant’s proposed Base Rent, the parties shall obtain an appraisal of the Fair Market Rent for the Premises by a member of the American Institute of Real Estate Appraisers mutually acceptable to both Landlord and Tenant (“Appraiser”). Landlord and Tenant shall share equally the cost of the appraisal. The parties hereby agree that the Appraiser’s determination of the Fair Market Rent for the Renewal Term will be final and binding on both parties. “Fair Market Rent” as used in this Section 22 means the annual base rent at which tenants comparable to Tenant, as of the date of Tenant’s Renewal Notice, are renewing leases for a comparable term and space comparable to the Premises, from a willing, comparable landlord, at arm’s length, which comparable space is located in “Comparable Buildings” in the vicinity of the Building (i.e., of a similar age and quality, considering any recent renovations or modernization, and floor plate size or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in determination of Fair Market Rent to reflect the age and quality of the Building and the Premises as contrasted to other buildings used for comparison purposes), with similar amenities, taking into consideration size, location, floor level, proposed term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, annual escalations, the improvements to the Premises, as well as all tenant concessions and inducements and the creditworthiness of the tenant (including Tenant). Additionally, in considering comparable space within Comparable Buildings, appropriate adjustments shall be made to the standard measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in rent and additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the Term.

22.4. Upon determination of the Base Rent for the Renewal Term, Landlord shall prepare, and Tenant shall execute within ten (10) calendar days of its receipt, an amendment to the Lease confirming the terms of the Renewal Term.

The parties are signing this Lease as of the date stated in the introductory clause.

SIG 106 LLC,		DBV TECHNOLOGIES, INC.,
a New Jersey limited liability company		a Delaware corporation

By:	/s/ Rich Travaglini	By:	/s/ Caroline Danière
Name:	Rich Travaglini	Name:	Caroline Danière
Title:	SVP-Director of Leasing	Title:	Secretary